MOORE & ASSOCIATES, CHARTERED

           ACCOUNTANTS AND ADVISORS

                    PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1 of Consolidation Services, Inc. (A Development Stage Company), of our report dated March 26, 2008 on our audit of the financial statements of Consolidation Services, Inc. (A Development Stage Company) as of December 31, 2007, and the related statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2007 and since inception on January 26, 2007, and the reference to us under the caption “Experts.”

/s/ Moore & Associates Chartered

Moore & Associates Chartered

Las Vegas, Nevada

April 7, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501